Exhibit 99.1

May 25, 2023
The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Property Management Agreement, dated as of June 5, 2015 (as amended, restated or supplemented from time to time, the “Master Property Management Agreement”), by and between Office Properties Income Trust, a Maryland real estate investment trust (the “Trust”), and The RMR Group LLC, a Maryland limited liability company (the “Manager”). The Trust and the Manager acknowledge that from time to time, to accommodate secured financings, the Manager and one or more subsidiaries of the Trust have entered into, and in the future may enter into, separate property management agreements for specific properties (each, a “Property Specific Management Agreement”).
The purpose of this letter is to confirm our understanding and agreement as follows:
1.    Notwithstanding anything in a Property Specific Management Agreement to the contrary, the terms and conditions of the Master Property Management Agreement will control the rights and obligations of the Trust and the Manager, as between themselves, including, without limitation, the fees payable, the term of the property management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
2.    Any fees paid under a Property Specific Management Agreement will be credited against amounts due from the Trust under the Master Property Management Agreement.
[Signature Page Follows]

If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.
                    Very truly yours,

                    Office Properties Income Trust

/s/ Matthew C. Brown
Matthew C. Brown
Chief Financial Officer and Treasurer

Acknowledged and agreed:

The RMR Group LLC

/s/ Matthew P. Jordan
Matthew P. Jordan
Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to OPI/RMR Letter re: Property Management Agreement]